Exhibit 99.1

Genworth Announces Final Results of Debt Tender Offer

RICHMOND, Va., Dec. 4, 2012 /PRNewswire/ — Genworth Financial, Inc. (NYSE: GNW) today announced the expiration, as of 11:59 p.m., New York City time, on December 3, 2012 (the “Expiration Date”), of its previously announced modified “Dutch auction” tender offer (the “Tender Offer”) for up to $100,000,000 of its outstanding 5.75% Notes due 2014 (the “Notes”). The Tender Offer was made pursuant to Genworth’s Offer to Purchase for Cash and the accompanying Letter of Transmittal, each dated November 2, 2012, and the Notice of Soliciting Dealer Fee and Supplement, dated November 13, 2012 (together, the “Offer Documents”). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Offer Documents.

An aggregate principal amount of $196,748,000 Notes were validly tendered (and not validly withdrawn) on or before the Expiration Date. Genworth will accept for purchase $99,992,000 principal amount of the Notes validly tendered (and not validly withdrawn). Because the aggregate amount of Notes tendered exceeds $100,000,000, the Notes accepted for purchase will be prorated as provided in the Offer to Purchase with a proration factor of 0.3999 for all Holders that tendered at the Clearing Price, which was determined to be $1,060.00 per $1,000 principal amount of Notes.

Holders of Notes validly tendered on or before 5:00 p.m., New York City time, on November 16, 2012 (the “Early Tender Date”) and accepted for purchase will receive the Total Consideration for their Notes of $1,060.00 per $1,000 principal amount of Notes. Holders of Notes validly tendered after the Early Tender Date, but prior to the Expiration Date, and accepted for purchase will receive $1,030.00 per $1,000 principal amount of Notes. In addition, Genworth will pay accrued and unpaid interest on the Notes accepted for purchase, up to, but excluding the date of payment of the applicable consideration.

Genworth expects to make payment for Notes tendered and accepted for purchase today. Any Notes tendered but not accepted for purchase will be returned to Holders.

Goldman, Sachs & Co. served as Dealer Manager in connection with the Tender Offer. Global Bondholder Services Corporation served as Depositary and Information Agent in connection with the Tender Offer.

This press release is for informational purposes only and does not constitute an offer to purchase, the solicitation of an offer to purchase or a solicitation of tenders. The information in this press release is subject in all respects to the terms and conditions set forth in the Offer Documents. The Tender Offer was not made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. No recommendation was made as to whether or not Holders of Notes should tender their Notes pursuant to the Tender Offer. The Tender Offer was made solely pursuant to the Offer Documents, which more fully set forth and governed the terms and conditions of the Tender Offer.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a leading Fortune 500 insurance holding company dedicated to helping people secure their financial lives, families and futures. Genworth has leadership positions in offerings that assist consumers in protecting themselves, investing for the future and planning for retirement – including life insurance, long term care insurance, financial protection coverages, and independent advisor-based wealth management – and mortgage insurance that helps consumers achieve home ownership while assisting lenders in managing their risk and capital.

Genworth has approximately 6,300 employees and operates through three divisions: Insurance and Wealth Management, which includes U.S. Life Insurance, Wealth Management and International Protection segments; Global Mortgage Insurance, which includes U.S. and International Mortgage Insurance segments; and the Corporate and Runoff division. Its products and services are offered through financial intermediaries, advisors, independent distributors and sales specialists. Genworth Financial, Inc., which traces its roots back to 1871, became a public company in 2004 and is headquartered in Richmond, Virginia.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements.” Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks. Genworth undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

SOURCE Genworth Financial, Inc.

Investors, Georgette Nicholas, +1-804-662-2248,

georgette.nicholas@genworth.com, or Media, Al Orendorff, +1-804-662-2534,

al.orendorff@genworth.com

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